Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

PRESS RELEASE

MI DEVELOPMENTS ANNOUNCES ACQUISITION OF TWO

DEVELOPMENT PROPERTIES

February 7, 2007 Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) (“MID”) today announced that it has acquired all of Magna Entertainment Corp.’s (TSX: MEC.A; NASDAQ: MECA) (“MEC”) interests and rights in two of its non-core real estate properties, a 34 acre parcel of residential development land in Aurora, Ontario and a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland, in return for cash consideration of Cdn.$12 million and US$20 million, respectively.  In addition, MID granted MEC the right to receive a one-time profit participation payment in respect of any sale or development of each property equal to 15% of the marginal net proceeds on such property after MID achieves a 15% internal rate of return.  MID intends to develop the two properties, either for its own account or as part of a joint venture arrangement, for residential and, in the case of Laurel, mixed use purposes.

John Simonetti, MID’s Chief Executive Officer, stated, “MID’s business strategy always included diversifying our business by participating in the development of other types of real estate, including lands owned by MEC.  The Aurora and Laurel properties represent an initial example of the excellent development potential afforded to MID because of our MEC investment.”

The acquisitions were approved by the MID Board based in part on a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Neil Davis, who acted as Chairman, Philip Fricke and Manfred Jakszus. The Special Committee engaged Goodmans LLP as its independent legal advisor.  Davies Ward Phillips & Vineberg LLP acted as legal advisor to MID.

About MID

MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe.  Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries.  MID also holds a controlling investment in MEC, North America’s number one owner and operator of horse racetracks, based on revenues, and one of the world’s leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID’s Chief Executive Officer, at 905-726-7619.

Forward-Looking Statements

The contents of this press release may contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934.  Forward-looking statements may include, among others, statements regarding the Company’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the risks set forth in the “Risk Factors” section in MID’s Annual Information Form for 2005, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2005.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.